Exhibit 23.3

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2016, relating to the consolidated financial statements of Rocket Fuel Inc. and subsidiaries (the “Company”), for each of the two years in the period ended December 31, 2015 appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2016.
/s/ Deloitte & Touche LLP
San Jose, California
March 16, 2017